RumbleOn

July 26, 2018






RumbleOn
RumbleOn

LETTER TO SHAREHOLDERS

Q2 • 2018

DEAR SHAREHOLDERS,

We are pleased to report strong second quarter financial results and are excited to share our recent progress, and lay out our primary objectives and roadmap for the rest of 2018. We will be presenting our results and operating highlights in a shareholder letter format to help provide additional context for investors each quarter.

In the second quarter, we exceeded our prior unit sales guidance and continued to execute against our plan to achieve rapid unit and revenue growth, while simultaneously improving unit economics and demonstrating operating leverage across the business. Compared to Q1 2018, we grew vehicle unit sales by 129%, total revenue by 72%, and total gross profit by 126%. These sequential improvements were driven by a 105% surge in demand for cash offers, combined with a 33% reduction in average days to sale and lower freight and reconditioning costs.

We have come a long way in the past four quarters. We sold our first motorcycle in the second quarter of 2017. Just one year later we have sold over 3,500 motorcycles and powersport vehicles. We are on track to achieve unit sales in excess of 12,000 for the full year of 2018, which would result in a revenue run rate of more than $150 million by the end of 2018, and our plan is to double unit sales by the end of 2019. In this short period of time, we have become the preeminent online destination to buy and sell used motorcycles and powersport vehicles in a transparent, seamless transaction; we have amassed valuable partnerships around the country to support our strategy, and we have assembled a world-class team of industry experts to grow our company moving forward.

Sincerely,

Marshall Chesrown,
Chairman and Chief Executive Officer


RumbleOn

WHAT WE'VE ACCOMPLISHED

We achieved significant growth in the first half of the year and made outstanding progress toward our key objectives as we continue to position the company for the long-term. We have many exciting initiatives launching in the second half of the year and look forward to sharing our progress with you through the remainder of the year.

We serve a huge addressable market with a fragmented competitive landscape and we are capitalizing on these opportunities to drive long-term growth and deliver value to our shareholders.

We're ready to RumbleOn.

2018 Highlights

129% INCREASE
in Unit Sales Quarter-Over-Quarter



OVER 105% INCREASE
in Cash Offer Acquisitions over Previous Quarter



11 PARTNER RELATIONSHIPS
have been Solidified for Shipping and Logistics



NEW TECHNOLOGY
Began the Re-Architecture of our Core Digital Products



KEY SPONSORSHIPS
and Major Placements in Top Motorcycle Rallies and Events


RumbleOn
2018

NEW HOME
Customer Service Center in Coppell, Texas


RumbleOn

WHAT WE'VE ACCOMPLISHED

Summary of Q2 2018 Results

All financial comparisons stated below are versus Q1 2018, unless otherwise noted. Complete financial tables are provided in the appendix at the end of this letter.

- *Total vehicle unit sales increased to 2,013 from 878, a 129% increase*
- *Total revenue was $13.9 million, a 72% increase*
- *Total gross profit was $1.3 million, a 126% increase*
- *Gross margin per unit was 11.2%, as compared to 8.6%, a 260-basis point improvement*
- *Average selling price was $7,113, down from $9,185, or 23%*
- *Net loss of $(4.7) million versus $(3.6) million*
- *$(0.36) loss per share based on 13,006,893 basic and fully diluted Class B shares versus a $(0.28) loss per share based on 12,928,541 basic and fully diluted Class B shares.*

> **Easy and painless way to sell my Harley. Super fast process.**
>
> ★★★★★ **J.D.B** Albany, GA

> **This was WAY easier than previous methods I've used to buy or sell motorcycles in the past. 5 star PLUS**
>
> ★★★★★ **John C.** Arlington, TX

> **I can not recommend them any more highly. If you want a quality bike, with a quality and thorough mechanical assessment, this is the company for you.**
>
> ★★★★★ **Matt S.** Phoenix, AZ

Q3 2018 FINANCIAL OUTLOOK

Goals and Moving Forward

We expect our growth will continue to accelerate in the second half of 2018. We have seen tremendous demand for cash offers, the single biggest driver of unit sales and revenues, in the first half of the year and anticipate this rapid growth to continue as we scale the business. We will launch new marketing channels and further enhance our technology platform while focusing on growing the high-margin consumer sales channel. We will continue to optimize our inventory mix to maintain our target of approximately 50% of our sales from non-Harley Davidson vehicles. As we have previously discussed, we will see some fluctuations in our average selling price in connection with potential changes in our sales mix. However, our inventory generally mirrors that of sales nationwide, and, as such, we expect ASP to stabilize around current levels. By offering customers vehicle types and prices that are aligned with the overall market demand, we will continue to drive an increase in unit volume.



Third Quarter 2018:

- *Total vehicle unit sales to exceed 3,500*
- *Gross margin per unit in the range of 12% to 13%*
- *Average selling price range of $7,000 to $7,600*

Fiscal Year 2018:

Once again we are increasing our guidance for total unit sales and reiterating our revenue expectations for the full year 2018.

- *Total vehicle unit sales in excess of 12,500*
- *Total revenue of approximately $100 million*
- *Average selling price range of $7,000 to $8,000*

RumbleOn 101

Our mission is to transform the way pre-owned vehicles are bought and sold. We aim to grow our business and gain market share by capturing the large number of consumer transactions that are currently conducted in a peer-to-peer fashion and are not dominated by the current dealer network. These transactions are highly inefficient, unpleasant, and, most times, unsuccessful. We believe our large-scale inventory of reconditioned and certified pre-owned vehicles, our financing capabilities and ancillary product offerings, combined with the transparent selling process through our 100% online marketplace platform, provides customers with a superior buying experience.

Our process is simple, we provide sellers a cash offer within 30-minutes based on a VIN, exact miles, three condition questions, and optional photos. While our current focus is on motorcycles and other powersports, our platform and processes accommodate any vehicle with a VIN, providing us an incredible opportunity to quickly and easily expand to adjacent vehicle sectors as we identify new opportunities. The RumbleOn platform is optimized for categories dominated by inefficient peer-to-peer transactions with an established dealer auction network, which enables us to minimize inventory risk. These are typically high margin markets with significant friction in the traditional redistribution channels.


ACQUISITION
CONSUMERS
DEALERS
DISTRIBUTION
CONSUMERS
DEALERS

AGNOSTIC SUPPLY CHAIN SOLUTION

Multiple sales channels allow us to maximize revenue by selling to the channel where opportunity based on customer demand, market conditions, or inventory availability is the greatest at any given time.

We benefit from a capital-light business model. We focus exclusively on the underlying technology and customer service experience, and utilize regional partners to provide inspection, reconditioning, and distribution services at a low cost. To support our partner network and to boost productivity internally, our technology suite includes integrated vehicle appraisal, inventory management, customer relationship and lead management, equity mining, and other key services necessary to drive the online marketplace.

Motorcycles and other powersport vehicles are unique in that they represent a lifestyle for most of our customers. Through constant engagement across a variety of touchpoints—from social media and original content on our popular blog, to motorcycle rally sponsorships, we are building powerful brand recognition. For example, we are sponsoring the world-famous Sturgis® Motorcycle Rally™ in Sturgis, SD this August, where over 300,000 people with a passion for motorcycles can interact with our team and learn what the Rumble is all about.

Combined with our cost-effective online and social marketing campaigns, we benefit from low customer acquisition costs.

In summary, RumbleOn has a disruptive strategy with compelling economics, underpinned by a powerful technology platform and led by a highly experienced management team of industry veterans. Our extremely rapid growth over the past year demonstrates both the consumer appeal of our offering and the efficiency and power of our business model.



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SELLING USED MOTORCYCLE: TIPS ON HOW TO GET THE HIGEST OFFER FOR YOUR BIKE.
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The process was very easy and thorough. The customer service is very helpful and knowledgeable throughout the whole selling process. It was a lot easier than dealing with a "Buyer off the street". I would definitely recommend your services to anyone who's thinking of selling or buying a motorcycle!

★★★★★

Nicole C.
Meridian, MS

RECENT OPERATIONAL HIGHLIGHTS

Brand and Marketing

In less than a year we have created a national brand presence within the industry. Event marketing creates a unique opportunity to interact with a demographic that is passionate about the products we buy and sell. We were very active in the quarter, including a strong presence at a variety of events including Arizona Bike week in Scottsdale, AZ, Ohio Bike Week in Sandusky, OH, and The ROT Rally in Austin, TX. From free event-dated photos and interactive games to street teams and giveaway swag, we drive consumer engagement across a very sticky user base. In addition to sponsoring the Sturgis® Motorcycle Rally™, in the third quarter, we will also attend Bikes, Blues and BBQ in Fayetteville, AR, one of the fastest growing events in the country.

We continue to develop, tune, and deploy our omnichannel marketing strategy targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale our addressable markets. In addition to digital channels and aggressive event marketing, our paid advertising efforts also include a variety of other brand and direct response marketing methods such as retargeting and display advertisements.

Facebook and other social media outlets continue to be our largest, and most cost effective, lead generation tool. We participate in an industry dominated by very engaged and passionate users, and we are creating sticky relationships with current and future customers through social media and we are seeing impressive traction from these channels. In the second quarter, we have now surpassed 100,000 Facebook followers, which is an incredible testament to our ability to quickly and effectively drive brand recognition.




BUY. SELL. TRADE.
RumbleOn
#RumbleOn


Est. 1938
78TH
Sturgis
MOTORCYCLE RALLY
2018


SPECIAL GIFT FOR VETERANS!
#RidingForFreedom
RumbleOn

Cash Offers

An important driver of the RumbleOn business plan is inventory acquisition through an increase in cash offers. The cash offer growth to date has exceeded expectations, and we are testing and exploring several marketing campaigns and channels to expand our reach to powersports vehicle owners. Clearly, distribution is a net effect of how much inventory we can acquire directly from consumers and dealers. The consumer interest in receiving a cash offer has been extremely encouraging, and, from our perspective, we have not yet begun to penetrate the total market opportunity. Over time, with the addition of more robust data and enhancements in automation and processes, we will be able to significantly improve our conversion rates from offer to purchase. We have already achieved significant success in this regard, however, there are more creative ways to utilize our proprietary software to improve the seller's experience and increase processing flows for more volume, which we constantly are testing and deploying.

Cash offers provide a low-cost vehicle acquisition source while providing liquidity to our customers—both consumers and dealers—and serve as a competitive advantage for RumbleOn. In line with our expectations, we made over 29,000 cash offers in the second quarter of 2018, almost two and half times the 12,000 cash offers made during Q1, and we expect to have another significant increase in Q3. Further, we have provided more than 50,000 cash offers since we started in June of 2017. We expect that many of the customers who did not accept our cash offer still have their vehicle and will be perfect candidates to target as we launch our consumer-only listing platform later this year.

We are quickly becoming the country's largest reseller of motorcycles and other powersports vehicles across both consumer and dealer channels, thanks primarily to our cash offer tool which creates liquidity in a market that is lacking. Through cash offers, we are able to optimize our inventory to meet demand, and we believe that our inventory mix and competitive pricing will drive acceleration in our consumer channel—an incredible growth engine that represents a massive market opportunity.

Q4 2017–Q2 2018 CASH OFFERS BY QUARTER


30K
25K
20K
15K
10K
5K
0
4,057
12,420
29,430
Q4 - 2017
Q1 - 2018
Q2 - 2018

Source: Internal CRM and Management Tool

AVERAGE MONTHLY UNIQUE USERS


500K
400K
300K
200K
100K
0
40,438
309,650
457,922
491,371
Q3 - 2017
Q4 - 2017
Q1 - 2018
Q2 - 2018

*Source: Google Analytics**

Unique users reported by Google Analytics, but does not take into account devices owned by the same user with different IP Addresses.

Partner Network

We have an incredibly powerful and mutually beneficial partner network that enables our capital-light business model. We bring business to our partners business that is completely incremental to their operations. They, on the other hand, enable us to reach customers nationwide, and eliminate our need to operate reconditioning centers, warehouses or distribution centers, ultimately driving down our costs of operation.

In the second quarter of 2018, we partnered with five companies in 11 different geographic locations strategically placed in the highest density of both population and motorcycle ownership. We plan to add additional locations throughout the year to expand our addressable market and reduce our inbound freight costs as we scale nationwide.

> **For riders like me looking for hard-to-find choppers, the service RumbleOn provided was INVALUABLE. Up until this point, my purchasing radius was somewhere around 100 – 200 miles, but thanks to this company I was able to get the perfect bike, priced appropriately, sent directly to me all the way from San Diego (I live in Pennsylvania). I would definitely do business with this company again.**
>
> **Allan V.**
> ★★★★★ Mechanicsburg, PA



Team, Technology, and Facilities Updates

We are still in the early days and growing rapidly. We are positioning the company for long-term success and are making enhancements across the business to support our hyper-growth as we continue to gain market share.

We have assembled an impressive management team of industry veterans who bring extensive experience and a track record of success to RumbleOn. We welcomed new team members to fill key positions in the second quarter and will continue to strategically build out our leadership team as we explore new growth opportunities.

As a disruptor, we are dedicated to innovation. We moved the vast majority of our technology development in-house during the quarter which will allow us to deploy products, software, and service offerings much more efficiently.

RumbleOn has a very capital-light model. From vehicle acquisition, to accounting, to our "one-stop" customer experience call center, and everything in between, all of our operations are centralized in a single location in Coppell, TX. Unlike other pre-owned vehicle retailers, we do not need to ramp hiring and deploy additional resources around the country in order to enter new markets.

Our impressive team, technologies, and minimal facility requirements are all valuable competitive advantages as we scale the business.


RumbleOn



OBJECTIVES

We are focused on four primary objectives that we believe will drive our long-term success.

#1—Grow Revenue and Vehicle Unit Sales

We believe total vehicle unit sales is our most important business metric and it is how we evaluate our immediate and long-term success.

Q2 2018 was another quarter of outstanding growth in this area. Total revenue increased to $13.9 million in the second quarter compared to $117,000 for the same period of 2017, and up 72% over Q1 2018. Total vehicle sales increased to 2,013 in the quarter as compared to 9 for the same period of 2017, and were up 129% over Q1 2018. The continued expansion of our business was highlighted by a surge in requests for cash offers and growth of inventory available for sale, both of which were the result of enhanced digital and social media advertising campaigns, and significant growth in website traffic. We will continue to drive top-line growth by leveraging our technology platform to optimize vehicle inventory, improve website functionality and enhance the customer experience, while driving brand recognition and expanding our geographic reach. Unit sales growth also drove an increase in other sales and revenue, which consists of fees for finance contracts, sales of vehicle service contracts, and subscription fees from dealers.

We will continue to rapidly accelerate growth by focusing on our ability to acquire vehicles through cash offers and penetrate and disrupt the industry's largest and highly inefficient sales channel—peer-to-peer or private party transactions.

TOTAL REVENUE BY QUARTER


$14M
$12M
$10M
$8M
$6M
$4M
$2M
0
$3,664,247
$3,451,272
$8,062,661
$13,901,525
Q3 - 2017
Q4 - 2017
Q1 - 2018
Q2 - 2018

Source: Internal Management Tool

TOTAL UNIT SALES BY QUARTER


2000
1600
1200
800
400
0
313
354
878
2013
Q3 - 2017
Q4 - 2017
Q1 - 2018
Q2 - 2018

Source: Internal Management Tool

OBJECTIVES

#2—Increase Total Profit and Margin per Vehicle

Gross profit increased to $1.3 million in Q2 2018 compared to $559,000 for Q1 2018, and gross margin per unit expanded by 260 basis points to 11.2% in Q2 2018 compared to Q1. The increase was primarily driven by a shift in sales mix, combined with improvements across our partner network and a significant decline in our average days to sale.

As we have previously discussed, we achieved our goal of having a market-driven inventory mix, with approximately 50% of non-Harley-Davidson motorcycles in our offering. 54% of vehicles sold in the quarter were Harley-Davidson, which carry a higher average selling price but lower margin than the other 46% of sales that came from non-Harley Davidson vehicles. Not only do non-Harley-Davidson vehicles carry a higher gross margin, but they expand our addressable market to drive increases in total unit sales.


PURCHASE VEHICLE
Transport Vehicle
Prep/Store Vehicle
Sell Vehicle
Average Days in Inventory
28 DAYS

In line with our expectations, the total average selling price of pre-owned vehicles decreased to $7,113 from $9,104 in the second quarter of 2017 and $9,185 in Q1 2018. Our combined ASP of approximately $7,000 has created a much larger opportunity with attractive gross margins, and is driving an increase in total unit sales beyond our original expectations since more consumers can now afford what we sell.

We also leveraged our network partners to drive cost efficiencies in our inspection, reconditioning processes, and transport cost for vehicles acquired to drive gains in gross profit.

We reduced average days to sale from 42 days to 28 days in Q2 2018, through further investment in technology and increased data. We expect average days to sale to be consistently less than 30 days, which provides the ability to maximize profitability while generating a high level of liquidity and greatly limiting our inventory risk. We anticipate that average days to sale will fluctuate in future periods until we reach an optimal pooled inventory level and fully scale our acquisition and sales processes.

And, finally, in addition to optimizing our sales mix to focus on vehicles with higher gross margins, we intend to grow the consumer sales channel as a percent of overall customer mix throughout the year, which carries our highest margin opportunity and will positively affect our gross margins moving forward.

OBJECTIVES

#3—Achieve Operating Leverage

Our business model is highly scalable and is driven by capital- and infrastructure-light operations. We do not need retail locations, reconditioning centers, or warehouses or distribution facilities to conduct our business, which allows us to efficiently leverage our investments in technology, brand, reconditioning, logistics, and corporate infrastructure.

In Q2 2018 we continued to make significant investments in various areas in connection to the continued expansion of our business, including developing new technologies, building out our partner network, expanding our analytics capabilities, and investing in corporate infrastructure. Despite the substantial investment, we achieved meaningful operating leverage from our 129% unit sales growth. In the quarter:

» *Total SG&A as a percent of revenue decreased to 39.9%, compared to 48.0% in Q1, an 810-basis point improvement quarter-over-quarter*

» *Compensation and related costs as a percent of revenue decreased to 11.0%, compared to 17.3% in Q1, a 630-basis point improvement quarter-over-quarter*

» *Advertising as a percent of revenue increased to 16.0%, compared to 13.9% in Q1, a 210-basis point increase quarter-over-quarter*

» *Professional fees as a percent of revenue decreased to 1.7%, compared to 2.6% in Q1, a 90-basis point improvement quarter-over-quarter*

» *General and administrative expense as a percent of revenue decreased to 9.6%, compared to 10.7%, a 110-basis point improvement quarter-over-quarter*

In addition to the investments already discussed, we increased headcount related to product procurement, distribution and logistics systems, as well as continued investment in technology development teams. We have made significant progress that demonstrates our ability to successfully scale the business.

As our business continues its rapid growth, we believe we will experience increases in operating cost and expenses in absolute dollar terms, but will continue to see sequential improvements as a percentage of total revenue.

OBJECTIVES

#4—Strengthen Our Capital Structure

In terms of our capital structure, we continue to concentrate on optimizing our liquidity position to aggressively pursue and execute our strategy and fund the rapid growth of our business.

Since the beginning of 2018 we have:

» *Closed a $25 million floor plan line of credit with Ally Bank*

» *Closed a term loan with Hercules Capital with up to $15 million of availability*

» *Completed a $14 million public offering*

The proceeds from these transactions are being used for technology development, acquisition of inventory, continued aggressive marketing spend, and for working capital purposes.

ROADMAP

We are laser-focused on technology and innovation. RumbleOn is the only buyer and seller of vehicles that operates 100% online. We believe that we have an immense opportunity in front of us. In alignment with our mission to completely disrupt the way consumers buy and sell vehicles today, we have a full pipeline of product enhancements and expansion initiatives that we plan to launch in the second half of 2018 and a comprehensive roadmap that will position RumbleOn for long-term success and tremendous scale. We've outlined a few upcoming initiatives below.


WEBSITE & APPLICATION
DEALER DIRECT
RumbleON CLASSIFIEDS

RumbleOn Website and Application Enhancements

We will be launching new versions of the RumbleOn website and our mobile apps in Q3 that include significant improvements to both the consumer experience and back-end functionality. Specifically, we have refined our proprietary cash offer and pricing algorithms, optimized our database and technology stack to a more modern, lightning fast and scalable platform, and developed a more user-friendly, mobile-first design that provides a robust customer experience across all devices. Not only will our mobile-first design include a stunning and revitalized user interface, the platform will provide a seamless experience for both consumers and dealers.

In addition, we are excited to bring a social experience to our platform consisting of lifestyle and educational content that is easy to view, digest, and share—setting the stage to promote RumbleOn as a trustworthy thought leader in the market and bringing users back to the platform to engage on a more personal level, regardless of whether they are currently looking to buy or sell.



RumbleOn
The RumbleOn Marketplace
BUY
SELL
TRADE
FINANCE
RMBL
GET A CASH OFFER ON YOUR VEHICLE
Enter Your VIN Number
SUBMIT
Frequently Asked Questions

RumbleOn Dealer Direct

RumbleOn's "Dealer Direct" was created to make powersport vehicles available to dealers in an online platform every day of the week.

Today, the community of powersports dealers participate in a regional live sale auction system once a month. This is highly inefficient and limits access to inventory for sale other than on auction day. The RumbleOn Dealer Direct platform allows dealers to use our web or mobile applications to view, bid, and buy inventory when and where they want—not just on auction day. Our software accommodates all mobile platforms, allows dealers to search, sort, and organize their favorite vehicles, features both "Buy it Now" and live-auction functionality, and includes a multitude of real-time notifications focused on alerting buyers when they are outbid or purchase a vehicle. More importantly, we will make available all of our inventory on the Dealer Direct platform, providing dealers a nearly unlimited supply of "virtual" inventory that they can offer their customers with confidence.



RumbleOnClassifieds.com

RumbleOnClassifieds.com, launching in Q4, is a consumer listing site that allows vehicle owners who do not accept the RumbleOn Cash Offer to alternatively list their vehicle efficiently in the peer-to-peer extension of our marketplace. By making it a consumer only site, RumbleOn will be able to provide a level of transparency and data never offered to consumers before, including additional services to help in completing a transaction such as financing, trades, value information, and pricing guidance. Classifieds will also allow RumbleOn to participate in more transactions with consumers, and we will be standing by to provide instant liquidity (i.e. cash offers) at any time the seller so chooses, as well as financing, transportation assistance and other services which will be fee-based and will create other revenue opportunities.

We believe that sellers who want a higher value for their vehicle will be excited to list their asset on a more powerful platform than other inefficient and antiquated listing options currently available.

RumbleOn is telling consumers, "If the cash offer doesn't work for you, RumbleOn still wants to help you sell it." This strategy will allow us to not only buy more inventory from unsuccessful listings, but, more importantly, keep consumers in the RumbleOn network. Due to the incredible success of our cash offer tool for consumers, we feel we have a captured audience and think that RumbleOn Classifieds can be the largest consumer online listing site in the world. We believe that these listing fees and referral fee opportunities will drive significant low cost, high return recurring revenue to the overall RumbleOn marketplace.


RumbleOn
MOTORCYCLES
LOANS

APPENDIX

Conference Call Details

RumbleOn will host a conference call today, July 26, 2018, at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss financial results. A live audio webcast of the conference call along with supplemental financial information will be accessible on the company's website at https://rmbl.bike/2Olbdd4. Following the webcast, an archived version will be available on the website for one year. To participate in the live call, analysts and investors should dial (877) 273-6127, or (647) 689-5394.

Forward-Looking Statements

This letter contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect RumbleOn's current expectations, projections and guidance with respect to its financial condition, results of operations, plans, and objectives. The inclusion of projections and guidance in this letter should not be regarded as an indication that RumbleOn considered, or now considers, them to be a reliable prediction of future results. RumbleOn cautions that these statements, projections and guidance are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this letter. Such factors include the "Risk Factors" set forth in RumbleOn's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to RumbleOn on the date of this letter and RumbleOn assumes no obligation to update such statements, except as required by law.

Investor Relations Contact Information

Whitney Kukulka
whitney@blueshirtgroup.com

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three-months Ended June 30,		Six-months Ended June 30,	
	2018	2017	2018	2017
Revenue:				
Pre-owned vehicle sales	$ 13,818,116	$ 81,940	$ 21,845,796	$ 81,940
Other sales and revenue	96,418	34,582	148,942	73,471
Total Revenue	13,914,534	116,522	21,994,738	155,411
Cost of revenue	12,649,704	114,643	20,171,005	149,331
Gross profit	1,264,830	1,879	1,823,733	6,080
Selling, general and administrative	5,545,509	1,708,967	9,426,001	2,364,174
Depreciation and amortization	217,827	113,335	423,595	173,420
Operating loss	(4,498,506)	(1,820,423)	(8,025,863)	(2,531,514)
Interest expense	237,820	71,804	324,340	283,606
Net loss before provision for income taxes	(4,736,326)	(1,892,227)	(8,350,203)	(2,815,120)
Benefit for income taxes	-	-	-	-
Net loss	$ (4,736,326)	$ (1,892,227)	$ (8,350,203)	$ (2,815,120)
Weighted average number of common shares outstanding - basic and fully diluted	13,006,893	10,003,981	12,967,933	8,641,307
Net loss per share - basic and fully diluted	$ (0.36)	$ (0.19)	$ (0.64)	$ (0.33)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six-months Ended June 30, 2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES		
Net loss	$ (8,350,203)	$ (2,815,120)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation and amortization	423,595	173,420
Amortization of debt discount	97,028	39,625
Amortization of debt issuance costs	57,657	-
Interest expense on conversion of debt	-	196,076
Share based compensation expense	676,095	129,787
Changes in operating assets and liabilities:		
Decrease (increase) in prepaid expenses	46,221	(170,262)
Increase in inventory	(2,731,908)	(1,283,534)
Decrease in accounts receivable	420,093	-
Increase in other current assets	(50,000)	(107,011)
Increase in other assets	(52,542)	-
Increase in accounts payable and accrued liabilities	624,693	1,052,119
Decrease in accrued interest payable	35,504	38,780
Net cash used in operating activities	(8,803,767)	(2,746,122)
CASH FLOWS FROM INVESTING ACTIVITIES		
Cash used for acquisitions	-	(750,000)
Technology development	(618,069)	(290,664)
Purchase of property and equipment	(59,206)	(493,588)
Net cash used in investing activities	(677,275)	(1,534,252)
CASH FLOWS FROM FINANCING ACTIVITIES		
Proceeds from note payable	7,176,600	667,000
Repayments of line of credit-floor plan	(1,081,593)	-
Proceeds from sale of common stock	-	3,313,040
Net cash provided by financing activities	6,095,007	3,980,040
NET CHANGE IN CASH	(3,386,035)	(300,334)
CASH AT BEGINNING OF PERIOD	9,170,652	1,350,580
CASH AND RESTRICTED CASH AT END OF PERIOD	$ 5,784,617	$ 1,050,246

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of June 30, 2018	As of December 31, 2017
ASSETS		
Current assets:		
Cash	$ 5,527,811	$ 9,170,652
Restricted cash	256,806	-
Accounts receivable, net	157,014	577,107
Inventory	5,566,574	2,834,666
Prepaid expense	262,658	308,880
Other current assets	50,000	-
Total current assets	11,820,863	12,891,305
Property and equipment, net	3,614,512	3,360,832
Goodwill	1,850,000	1,850,000
Other assets	103,235	50,693
Total assets	$ 17,388,610	$ 18,152,830
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and other accrued liabilities	$ 1,803,909	$ 1,179,216
Accrued interest payable	102,123	33,954
Current portion of long-term debt	3,615,291	1,081,593
Total current liabilities	5,521,323	2,294,763
Long-term liabilities:		
Note payable	4,998,517	1,459,410
Accrued interest payable - related party	-	32,665
Total long-term liabilities	4,998,517	1,492,075
Total liabilities	10,519,840	3,786,838
Commitments and contingencies (Notes 4, 5, 12)		
Stockholders' equity:		
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2018 and December 31, 2017	-	-
Common A stock, $0.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding as of June 30, 2018 and December 31, 2017	1,000	1,000
Common B stock, $0.001 par value, 99,000,000 shares authorized, 12,077,541 and 11,928,541 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	12,078	11,929
Additional paid in capital	24,225,192	23,372,360
Accumulated deficit	(17,369,500)	(9,019,297)
Total stockholders' equity	6,868,770	14,365,992
Total liabilities and stockholders' equity	$ 17,388,610	$ 18,152,830

BOARD OF DIRECTORS

Marshall Chesrown
Chairman of the Board and Founder
Co-Founder and COO of Vroom, Inc; SVP of Retail Operations for AutoNation; President – Chesrown Automotive Group.

Steven R. Berrard
Founder
CEO and Board Member of multiple public and private companies, including AutoNation, Blockbuster, Viacom, and Jamba.

Denmar Dixon
Managing Partner, Blue Flame Capital, LLC
CEO & Vice-Chairman of the Board, Walter Investment; Twenty plus years in Investment Banking, including Global Head of Basic Industries with Banc of America Securities.

Richard A. Gray Jr.
President, Gray & Co. Realtors, Inc.
Commercial real estate investment, development and management; fund raising for technology companies, and land brokerage.

Kartik Kakarala
CEO – Halcyon Technologies Inc.
Founder of multiple automotive and vehicle software companies providing inventory management, financing, and other solutions.

Kevin Westfall
Independent Consultant
Co-Founder and CEO of Vroom, Inc.; SVP of Sales and Finance at AutoNation; Founder and President BMW Financial Services.

**Italics represent prior experience.*






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